Exhibit 10.11

Form of Medifast, Inc. Amended and Restated 2012 Share Incentive Plan Grant Notice Nonemployee Director Deferred Share Cash Equivalent

Medifast, Inc. Amended and Restated 2012 Share Incentive Plan

GRANT NOTICE NONEMPLOYEE DIRECTOR DEFERRED SHARE CASH EQUIVALENT

Medifast, Inc. (the “Company”) hereby grants to the Participant named below Deferred Shares ( “RSUs”) pursuant to the Medifast, Inc. Amended and Restated 2012 Share Incentive Plan (the “Plan”) in the number specified below, which shall vest in accordance with the Vesting Schedule. Each RSU corresponds in value to a single share of Company common stock (“Share”) and represents the right to receive the cash equivalent of a Share for each vested RSU.

The RSUs are subject to all of the terms and conditions as set forth in this Grant Notice, the Deferred Share Award Agreement (the “Award Agreement”) and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement.

Participant Name:	________________________________

Grant Date:	________________________________

Number of RSUs Granted:	________________________________

Vesting Schedule:	________________________________

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to the terms set forth in this Grant Notice, the Award Agreement and the Plan (by accepting this Grant Notice and attached Award Agreement electronically, you agree to the terms and conditions in the Grant Notice, Award Agreement and Plan).

Participant further acknowledges that as of the Grant Date, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares in accordance with this Grant Notice, the Award Agreement and the Plan and supersede all prior oral and written Award Agreements on that subject.

Participant:	Medifast, Inc.

By:

Signature	Signature
Date:	Title:
Residence Address:	Date:

Attachments: Nonemployee Director Restricted Share Cash Equivalent Award Agreement and Medifast, Inc. Amended and Restated 2012 Share Incentive Plan

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Medifast, Inc. Amended and Restated 2012 Share Incentive Plan

NONEMPLOYEE DIRECTOR DEFERRED SHARE Cash Equivalent
AWARD AGREEMENT

Pursuant to your Restricted Share Units Grant Notice (“Grant Notice”) and this Award Agreement, Medifast, Inc. (the “Company”) has granted to you Deferred Shares (“RSUs” or “Award”) under the Plan covering the number of RSUs indicated in your Grant Notice, which vest in accordance with the Vesting Schedule indicated in your Grant Notice and this Award Agreement.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your RSUs are as follows:

1.	Determination of Number of Vested RSUs. Your RSUs are subject to the Vesting Schedule set forth in your Grant Notice. On each vesting date (“Vesting Date”) set forth in the Vesting Schedule, you will vest in the specified percentage of your RSUs, and your vested RSUs shall be settled in accordance with the terms of this Award Agreement; provided that you satisfy the requirements of Section 2 of this Agreement or vest in your RSUs in accordance with Section 3 of this Award Agreement.

2.	Eligibility for Payment. You must continuously serve as a nonemployee director on the Company’s Board from the Grant Date through and up to a Vesting Date specified in your Grant Notice to be eligible for a payment of your RSUs that vest and become nonforfeitable on such Vesting Date. If you incur a Termination of Service prior to a Vesting Date, you will forfeit any nonvested RSUs that you then hold on the date of such Termination of Service and you shall not be entitled to any payout with respect to such forfeited RSUs, except as otherwise expressly provided in Section 3 of this Award Agreement.

3.	Effect of a Change in Control Prior to a Vesting Date. The treatment of any nonvested RSUs that you hold upon or after a Change in Control will be determined under Section 8 of the Plan.

4.	Form and Timing of Settlement of RSUs. Within thirty (30) days of a Vesting Date, the Company will pay to you the cash equivalent of the number of RSUs that vested on such Vesting Date. For this purpose, the cash equivalent of each RSU shall be equal to the New York Stock Exchange closing price of a Share on the Vesting Date (or if the Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding the Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 7 of this Award Agreement.

5.	Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, you hold RSUs granted pursuant to this Award Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date (the “Dividend Equivalent” or “DER”). Such account is intended to constitute an “unfunded” account, and neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust of any kind. Amounts credited to such account with respect to RSUs that vest in accordance with Sections 2 or 3 of this Award Agreement will become vested DERs and will be paid to you in cash at the same time as your vested RSUs are settled. You shall not be entitled to receive any interest with respect to the timing of payment of DERs. In the event all or any portion of the RSUs granted to you pursuant to this Award Agreement fail to become vested under Sections 2 or 3 of this Award Agreement, the unvested DERs accumulated in your account with respect to such RSUs shall be forfeited.

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6.	Forfeiture and Recoupment. Notwithstanding any provision of this Award Agreement or the Plan to the contrary, you agree that your right to retain your Award or to retain any amount received pursuant to your Award shall be subject to any recoupment or “clawback” policy or forfeiture policy adopted by the Company.

7.	Tax Withholding Obligations. At the time your RSUs are settled, you hereby agree to make adequate provision for any sums required to satisfy any applicable foreign tax withholding obligations of the Company, if any, which arise in connection with the settlement of your RSUs.

8.	Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its officers, directors, employees or subsidiaries related to tax liabilities arising from your RSUs or your other compensation.

9.	Applicability of Section 409A of the Internal Revenue Code.

a.	Your RSUs granted hereunder are not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Award Agreement, your Grant Notice or the Plan causes your RSUs to be subject to the requirements of Section 409A, or could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 9 does not create an obligation of the Company to modify this Award Agreement, your Grant Notice or the Plan and does not guarantee that your RSUs will not be subject to taxes, interest and penalties under Section 409A.

b.	Your Termination of Service shall not be deemed to have occurred for purposes of any provision of the Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a Termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A.

10.	Restrictions on Transferability. Your RSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

11.	Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

12.	Securities Laws. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of U.S. federal and state securities laws and foreign securities law in exercising your rights under this Award Agreement.

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13.	Data Privacy. To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Award Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

14.	No Right to Further Awards. The Board has granted your RSUs in its sole discretion. Your Grant Notice, this Award Agreement and the Plan do not confer to you any right or entitlement to receive another grant of RSUs, or any other similar award at any time in the future or in respect of any future period. Your RSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Board’s discretion to determine the amount, if any, of your compensation.

15.	Notices. Any notice required or permitted to be given under this Award Agreement, Grant Notice or Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Medifast, Inc.
100 International Drive

18th Floor

Baltimore, Maryland 21202
Attn.: General Counsel

If to the Participant:

To the last address delivered to the Company by the
Participant in the manner set forth herein.

16.	General Provisions.

a.	Headings. The headings preceding the text of the sections in this Award Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Award Agreement, nor shall they affect its meaning, construction, or effect.

b.	Severability. If any provision of this Award Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.	Governing Documents. This Award Agreement is subject to all of the terms and conditions as set forth in your Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your Grant Notice, this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior Award Agreements, commitments or negotiations concerning the RSUs are superseded. In the event of any conflict between the provisions of your Grant Notice and this Award Agreement and those of the Plan, the provisions of the Plan shall control.

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d.	Binding on Parties. The provisions of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.	Applicable Law. Your Grant Notice and this Award Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law, with consent of jurisdiction by you in the state of Maryland.

f.	Rescission of Award Agreement and RSU Grant. Your RSUs granted under this Award Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.	Administration of RSUs. All questions arising under your Grant Notice, this Award Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your Grant Notice, this Award Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.	No Shareholder Rights. The RSUs granted to you under pursuant this Award Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock.

i.	Unfunded Arrangement. The RSUs create a contractual obligation on the part of the Company to pay to you cash in connection with the vesting of the RSUs at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest under this Agreement shall have any interest whatsoever in any specific assets of the Company. Your right to be paid cash under this Agreement is that of an unsecured general creditor of Company.

j.	Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Award Agreement is not a stock certificate or a negotiable instrument.

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